Exhibit 99.1

Marchex Announces New Chief Financial Officer and Executive Officer Evolution

SEATTLE—(BUSINESSWIRE)— April 6, 2021 - Marchex (NASDAQ: MCHX), a leading conversational analytics and solutions company that connects the voice of the customer to your business, today announced that it has promoted Leila Kirske to Chief Financial Officer, effective immediately.  In this role, Kirske will lead Marchex’s finance and administrative organizations.  Michael Arends who previously served as Marchex CFO, will continue in his role as Co-CEO of Marchex.

Prior to serving as Senior Vice President of Finance and Administration at Marchex, Ms. Kirske most recently was the CFO at 98point.6, Inc., an on-demand digital primary care service, where she led all aspects of the company’s financial operations. Kirske has served as a finance leader for more than 25 years, including as the CFO for other global technology companies such as Tune Inc., a cloud-based SaaS affiliate marketing platform and Bsquare, Inc., a software provider for intelligent devices and systems.  Kirske began her career in audit at PricewaterhouseCoopers.

“I am pleased to have Leila join our executive team and to have her lead our finance and administrative organizations,” said Russell Horowitz, Marchex Executive Chairman. “Mike Arends is evolving his duties to full-time Co-CEO in order to support our strategic evolution as a company and increase our ability to take advantage of the tremendous opportunity in the conversational analytics and solutions market.  2021 is an important year for Marchex, as our expanding AI capabilities are fueling product growth and allowing us to solve an increasing array of mission critical problems for our customers and prospects.”

“I am excited to be part of Marchex’s leadership team and to have the opportunity to more significantly contribute to our overall organizational and strategic efforts,” said Kirske. “There is a significant untapped opportunity to use AI to help businesses grow through delivering high quality customer experiences.  I believe Marchex is very well positioned to take advantage of its emerging AI-driven conversation analytics and solutions to continue to grow and expand our base of world-class customers.”

“We are very pleased to promote Leila to our executive team,” said Michael Arends, Co-CEO. “Leila’s demonstrated track record in leading successful business transformation initiatives, developing organizational strategy, and optimizing financial and operational management processes will prove valuable as Marchex continues to evolve and execute on our leadership opportunity in the conversational analytics and sales engagement solutions markets.”

About Marchex

Marchex understands the best customers are those who call your company - they convert faster, buy more, and churn less. Marchex provides solutions that help companies drive more calls, understand what happens on those calls, and convert more of those callers into customers. Our actionable intelligence strengthens the connection between companies and their customers, bridging the physical and digital world, to help brands maximize their marketing investments and operating efficiencies to acquire the best customers.

Please visit http://www.marchex.com, www.marchex.com/blog or @marchex on Twitter (Twitter.com/Marchex), where Marchex discloses material information from time to time about the company, its financial information, and its business.

Marchex, Inc.
Investor Relations
Trevor Caldwell, 206-331-3600
ir@marchex.com